Exhibit 10.1

435 Devon Park Drive, Suite 715 Wayne, PA 19087 t: 610 254 4201 f: 610 717 3390 aevigenomics.com

May 21, 2019

Michael McInaw

3416 W. Queen Lane

Philadelphia, PA 19129

Dear Mike,

On behalf of Aevi Genomic Medicine, Inc. (“Aevi” or the “Company”), I am pleased to offer you the promotion to the position of Chief Financial Officer on an interim basis, reporting to me as CEO of Aevi. The effective date of your promotion is June 1, 2019.

The terms of your employment are as follows:

Annual Base Salary: $180,000 (paid in accordance with Aevi’s payroll policies), subject to withholding of taxes and other authorized deductions. The base salary will be reviewed annually and subject to adjustment based on a recommendation from me, as the CEO of Aevi and at the discretion of the Compensation Committee of our Board of Directors.

Retention Bonus: You are eligible to earn two separate cash lump sum bonuses of $25,000 each. The first $25,000 bonus will become payable if you remain in active service with Aevi through the filing date of its Form 10-Q for the fiscal quarter ended June 30, 2019 (the “First Bonus”). The second $25,000 bonus will become payable if you remain in active service with Aevi through the filing date of its Form 10-Q for the fiscal quarter ended September 30, 2019 (the “Second Bonus”). In the event that you are terminated by the Company without Cause (as defined below) prior to the filing date of its Form 10-Q for the fiscal quarter ended June 30, 2019, Aevi will pay you the First Bonus and Second Bonus. In the event that you are terminated by the Company without Cause after the First Bonus is earned and before the filing date of its Form 10-Q for the fiscal quarter ended September 30, 2019, Aevi will pay you the Second Bonus. If a Change in Control (as defined in the Aevi Genomic Medicine, Inc. Stock Incentive Plan) occurs and you remain in active service with Aevi through such event, any unpaid First Bonus and/or Second Bonus will become earned and payable.

If your employment terminates for any reason other than a termination by the Company without Cause prior to the date that the First Bonus and/or Second Bonus is earned or prior to a Change in Control, you will not be eligible to receive the applicable retention bonus(es). If you earn the retention bonus(es), payment will be made on the first normal payroll date after the applicable retention bonus is earned.

For purposes hereof, “Cause” means any of the following (in each case as determined by the Company’s Board of Directors: (i) your conviction of, or plea of nolo contendere to, a crime of embezzlement or fraud or any felony under the laws of the United States or any state thereof; (ii) an act of fraud, gross negligence, willful misconduct or dishonesty by you that could reasonably be expected to be materially injurious to the Company or an affiliate; (iii) your material breach of any of any agreement between you and the Company; (iv) an act of moral turpitude committed by you that could reasonably be expected to lead to a material harm (financial or reputational) to the Company or an affiliate; or (v) your alcoholism or illegal drug use or drug abuse.

Annual Bonus: Subject to the terms of the company’s Annual Incentive Bonus program, provided that you continue in service through the date bonuses, if any, are paid, you will be eligible to receive an annual bonus. The amount of the award is subject to the evaluation of performance at both the Company and individual levels, as well as any other performance criteria that apply to your position.

Benefits: You and your dependents will remain eligible for the Company-provided health insurance plan as well as dental, vision, life insurance and paid-time-off to the same extent currently provided.

Employment at Will: Employment with Aevi is at will meaning that your employment is not for any specific duration and may be terminated by either party at any time, with or without cause.

Please confirm your acceptance of these employment terms by signing this letter and returning a copy to me.

Kind regards,

Michael Cola

Chief Executive Officer

I accept the employment terms as set forth above.

By:	/s/ Michael McInaw
Name: Michael McInaw